                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number    000-32325
                                                             -------------------

                              GMX RESOURCES INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

9400 North Broadway, Suite 600, Oklahoma City,         Telephone: (405) 600-0711
               Oklahoma 73114
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Series A Cumulative Convertible Preferred Stock
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

     Common Stock par value $.001, Class A Warrants to purchase one share of common stock, Class B Warrants to purchase one share of common stock
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    /x/         Rule 12h-3(b)(1)(i)     / /
               Rule 12g-4(a)(1)(ii)   / /         Rule 12h-3(b)(1)(ii)    / /
               Rule 12g-4(a)(2)(i)    / /         Rule 12h-3(b)(2)(i)     / /
               Rule 12g-4(a)(2)(ii)   / /         Rule 12h-3(b)(2)(ii)    / /
                                                  Rule 15d-6              / /

     Approximate number of holders of record as of the certification or
notice date:                      0
            ----------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, GMX RESOURCES INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:      7/25/01                      By:      /s/ Ken L. Kenworthy, Sr.
     ------------------------------        ------------------------------------
                                           Ken L. Kenworthy, Sr.,
                                           Executive Vice President